Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 8, 2026

Registration Statement No. 333-275606-09

«PRICING DETAILS« $1.269+bn GMCAR (GM Financial) 2026-2 (Prime Auto Loan)

Joint Bookrunners: J.P. Morgan (struc), BMO, BofA, Citi, Lloyds

Co-Managers: BNP, Cabrera, Scotia, SMBC

CL	AMT ($MM)	WAL	MDY/F	P. WIN	E. FIN	L. FIN	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	218.350	0.25	P-1/F1+	01-06	10/26	04/27	I-Curve	+14	3.826	3.826	100.00000
A-2-A	375.400	1.11	Aaa/AAA	06-21	01/28	05/29	I-Curve	+40	4.092	4.05	99.99183
A-2-B	100.000	1.11	Aaa/AAA	06-21	01/28	05/29	SOFR30A	+40			100.00000
A-3	475.400	2.68	Aaa/AAA	21-46	02/30	08/31	I-Curve	+39	4.194	4.15	99.98026
A-4	60.170	3.84	Aaa/AAA	46-46	02/30	02/32	I-Curve	+41	4.267	4.22	99.96620
B	20.900	3.84	Aa2/AA	46-46	02/30	04/32	I-Curve	+63	4.487	4.44	99.98018
C	19.590	3.84	A2/A	46-46	02/30	11/33	I-Curve	+83	4.687	4.64	99.99339

Transaction Details:

* Ticker : GMCAR 2026-2

* Offered Size : $1.269+bn

* Registration : SEC-Registered

* ERISA : Yes

* Min Denoms : $1k x $1k

* Ratings : Moody’s, Fitch

* Pxg Speed : 1.30% ABS to 10.00% Clean-Up Call

* First Payment Date : 05/18/2026

* Exp Settle : 04/15/2026

* Expected Pricing : PRICED

* Bill & Deliver : J.P. Morgan

* CUSIPs : A-1 380143AA5

A-2-A 380143AB3

A-2-B 380143AC1

A-3 380143AD9

A-4 380143AE7

B 380143AF4

C 380143AG2

Materials:

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* IntexNet/CDI : See Separate Message

* DealRoadshow.com : https://dealroadshow.com | Code : GMCAR262

* DealRoadshow Direct Link : https://dealroadshow.com/e/GMCAR262

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.